Exhibit 10.29

Kyndryl

Executive Long-Term Cash Award Agreement

Confidential

Plan	Amended and Restated Kyndryl 2021 Long-Term Performance Plan (the “Amended Plan”)
Award Type	Long-Term Cash Award
Purpose

The purpose of this Award is to reward and retain the services of the recipient. You recognize that this Award represents a potentially significant benefit to you and is awarded for the purpose stated here.

Capitalized terms not specifically defined in this Long-Term Cash Award Agreement have the meanings given to them in the Amended Plan.

Awarded to	Name: Employee ID: Home Country:
Award Agreement

This Long-Term Cash Award Agreement, together with the Amended Plan, which is incorporated herein by reference and available at Fidelity, constitute the entire agreement between you and Kyndryl Holdings, Inc. with respect to your Award pursuant to Section 20 of this Long-Term Cash Award Agreement.

Grant	Date of Grant: Amount Awarded:
Vesting Date	This Award vests as set forth below, subject to your continued employment with Kyndryl as described in this Long-Term Cash Award Agreement through the listed date: Date Amount
Currency Conversion

If you permanently relocate to another country prior to the last vesting date, any outstanding Awards will be automatically converted to the new local Currency as of the date of transfer. The updated Award amounts which will be reflected in the new country currency will be reflected at Fidelity.

Payout of Award

Payment of each vested portion of the Award shall be made to you in a lump sum cash payment, as soon as practicable following the time vesting of any portion of the Cash Award, but in all events no later than 2 ½ months following the year in which your Award vests, and will equal the vested portion of the Cash Award, subject to the terms and conditions of the Amended Plan and this Long-Term Cash Award Agreement.

Accept Your Award

This Award is considered valid when you accept it. By accepting this Award, you agree to be bound by, and agree that the Award is subject in all respects to, the terms of the Amended Plan. This Award may be cancelled unless you accept within ninety (90) days of receipt. To record your acceptance of the Award and your acknowledgment that you have received and read this Long-Term Cash Award Agreement and the Amended Plan under which this Award was granted and agree to comply with the terms of the Amended Plan and this Long-Term Cash Award Agreement including those provisions relating to cancellation, recission and clawback of Awards and jurisdiction and governing law, you must electronically accept this Long-Term Cash Award Agreement via Fidelity NetBenefits.

Kyndryl

Executive Long-Term Cash Award Agreement

Terms and Conditions of Your Award

Pursuant to the Amended Plan, the Company has granted you the Award described in this Long-Term Cash Award Agreement. This Long-Term Cash Award Agreement provides you with the terms and conditions of your Award. Your Award is subject to the terms and conditions in the governing Plan document.

As an Award recipient, you can see a personalized summary of all your outstanding equity awards at Kyndryl’s Fidelity NetBenefits website. This site contains other information about long-term incentive awards, including the governing Plan document. If you have additional questions and you are based in the U.S., you can contact Fidelity at 800-544-9354, from 5:00 p.m. Sunday through 12:00 a.m. Friday Eastern time. Outside of the U.S. you can use the Fidelity Guide to choose the local Fidelity number for your country.

1.	DEFINITION OF TERMS

Defined Terms. Capitalized terms not specifically defined herein shall have the meanings given to them in the Amended Plan. For purposes of this Long-Term Cash Award Agreement.

a.

“Award” means the grant of any form cash award, whether granted singly, in combination or in tandem, to a Participant pursuant to such terms, conditions, performance requirements, limitations and restrictions as the Committee may establish in order to fulfill the objectives of the Amended Plan.

b.	“Board” means the Board of Directors of Kyndryl.
c.	“Cash Award” means an award denominated in cash with the eventual payment amount subject to future service and such other restrictions and conditions as may be established by the Committee.
d.	“Code” means the Internal Revenue Code of 1986, as amended from time to time.
e.	“Committee” means the Committee designated by the Board to administer the Amended Plan.
f.	“Company” means Kyndryl and its affiliates and subsidiaries including subsidiaries of subsidiaries and partnerships and other business ventures in which Kyndryl has an equity interest.
g.

“Engage in or Associate with” means and includes, without limitation, engagement or association as a sole proprietor, owner, employer, director, partner, principal, joint venture, associate, employee, member, consultant, or contractor. This also includes engagement or association as a shareholder or investor during the course of your employment with the Company, and includes beneficial ownership of five percent (5%) or more of any class of outstanding stock of a competitor of the Company following the termination of your employment with the Company.

h.	“Kyndryl” means Kyndryl Holdings, Inc.
i.	“Participant” means an individual to whom an Award has been made under the Amended Plan. Awards may be made to any employee of, or any other individual providing services to, the Company.
j.	“Plan” or “Amended Plan” means the Amended and Restated Kyndryl 2021 Long-Term Performance Plan, effective July 27, 2023.
k.

“Spin-Off” means the distribution of shares of Common Stock to the stockholders of International Business Machines Corporation in 2021 pursuant to the Separation and Distribution Agreement and the Employee Matters Agreement between the Company and International Business Machines Corporation entered into in connection with such distribution.

l.

“Termination of Employment” means for the purposes of determining when you cease to be an employee for the cancellation of any Award, a Participant will be deemed to be terminated if the Participant is no longer employed by Kyndryl or a subsidiary corporation that employed the Participant when the Award was granted unless approved by a method designated by those administering the Amended Plan.

2.	NATURE OF GRANT

In accepting the grant, you acknowledge, understand and agree to all of the following:

a.

the Amended Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company in accordance with its terms for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law;

b.	you are voluntarily participating in the Amended Plan;
c.

the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants (whether on the same of different terms), or benefits in lieu of Awards, even if an Award has been granted in the past;

d.

all decisions with respect to future grants, if any, will be at the discretion of the Committee, including, but not limited to, the form and timing of the grant, the number of units subject to the grant, and the vesting provisions applicable to the grant;

e.

the grant and your participation in the Amended Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company and shall not interfere with the ability of the Company to terminate your employment or service relationship;

f.	cash payment will be issued to you only if the vesting conditions are met and any necessary services are rendered by you over the vesting period;
g.	the Cash Award is not intended to replace any pension rights or compensation, if applicable;
h.

the Award is a one-time benefit that is an extraordinary item of compensation outside the scope of your employment (and employment contract, if any) and is not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

i.	no claim or entitlement to compensation or damages shall arise from forfeiture of Cash Award resulting from your ceasing to be employed or otherwise providing services to the Company; and
j.	if you reside or are employed outside of the United States, you acknowledge and agree that the Company shall not be liable for any fluctuations due to currency conversion rates.
3.	NON-SOLICITATION
a.

In consideration of your Cash Award, you agree that during your employment with the Company and for one year following the termination of your employment for any reason, you will not directly or indirectly, or in any capacity on your behalf or on behalf of any other individual, firm, association, partnership, corporation, or other business entity, (i) hire, solicit, or make an offer to; or (ii) attempt to or participate or assist in any effort to hire, solicit, or make an offer to any Restricted Employee to be employed or to perform services outside of the Company. For the purposes of this Paragraph, a “Restricted Employee” is any person (i) who is an employee of the Company at the time of any conduct by you referenced in the preceding sentence, or (ii) who was an employee of the Company at any time in the twelve (12) month period immediately preceding any conduct by you referenced in the preceding sentence.

b.

You also agree that during your employment with the Company and for one year following the termination of your employment for any reason, you will not directly or indirectly, or in any capacity on your behalf or on behalf of any other individual, firm, association, partnership, corporation, or other business entity (i) solicit, for business purposes, any Restricted Customer of the Company; (ii) induce or attempt to induce any Restricted Customer to reduce, eliminate, or terminate its business with the Company; or (iii) divert or attempt to divert any business from a Restricted Customer to any entity that engages in, or owns or controls an interest in any entity that engages in, competition with any business unit or division of the Company in which you worked at any time during the three (3) year period prior to the termination of your employment with the Company. For the purposes of this Paragraph, “Restricted Customer” means any actual or prospective customer of the Company which you were directly or indirectly involved with, or exposed to confidential information about, as part of your job responsibilities during the last twelve (12) months of your employment with the Company. The term “Restricted Customer” shall not include any customer with whom you had a pre-existing relationship prior to becoming employed by the Company.

c.

By accepting your Cash Award, you acknowledge that the Company would suffer irreparable harm if you fail to comply with the foregoing, and that the Company would be entitled to any appropriate relief, including money damages, equitable relief and attorneys’ fees.

The above non-solicitation provisions do not apply to you if your home country is in Latin America, specifically: Argentina, Bolivia, Brazil, Chile, Columbia, Costa Rica, Ecuador, Mexico, Paraguay, Peru, Uruguay, Venezuela, or where explicitly stated otherwise in this Long-Term Cash Award Agreement.

4.	CANCELLATION AND RESCISSION OF AWARDS/CLAWBACK
a.

You understand that the Company may cancel, modify, rescind, suspend, withhold or otherwise limit or restrict this Cash Award in accordance with the terms of the Amended Plan, including without limitation, any policy and/or procedures established by the Committee as required by law, including, but not limited to Section 10D of the Securities Exchange Act of 1934 and any rules promulgated thereunder and any other regulatory regimes.  Further, Cash Awards granted under the Amended Plan will be subject to clawback, forfeiture, recoupment, or similar requirements (and such requirements shall be deemed incorporated by reference into all outstanding Long-Term Cash Award Agreements), including on a retroactive basis, in accordance with any clawback policy that the Company maintains, adopts or is required to adopt pursuant to listing standards of any national securities exchange or association on which the Company’s securities are listed or another applicable law, including, but not limited to, the Company’s Clawback Policy, as in effect from time to time.

b.

All determinations regarding enforcement, waiver or modification of the cancellation, rescission, clawback, and other provisions of the Amended Plan and this Long-Term Cash Award Agreement (including the provisions relating to Termination of Employment, death and disability) shall be made in the Company’s sole discretion. Determinations made under this Long-Term Cash Award Agreement and the Amended Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

c.

You agree that the cancellation, rescission and clawback provisions of the Amended Plan and this Long-Term Cash Award Agreement are reasonable and agree not to challenge the reasonableness of such provisions, even where forfeiture of your Cash Award is the penalty for violation. Engaging in Detrimental Activity (as defined in the Amended Plan) during employment or after your employment relationship has ended may result in cancellation, rescission or clawback of your Cash Award.

d.

The cancellation, rescission and clawback provisions of the Amended Plan may be triggered by your acceptance of an offer to Engage in or Associate with any business which is or becomes competitive with the Company, or your engagement in competitive activities for one year after your employment relationship with the Company has ended if: (i) on or prior to the date of grant stated in this Long-Term Cash Award Agreement you have entered into a Noncompetition Agreement with the Company or an affiliate (including, for this purpose, with IBM Corporation or an IBM affiliate prior to the Spin-Off), as applicable; or (ii) the Award is a Retention Restricted Stock Unit Award. Notwithstanding the above, the cancellation, rescission and clawback provisions of the Amended Plan will apply to all Awards if during your employment with the Company you engage in any Detrimental Activity, including competitive activities, described in Section 13(a) of the Amended Plan. However, the clawback period in this Section 4 shall not apply to Section 13(a)(i) of the Amended Plan. For purposes of Section 13(a)(i) of the Amended Plan, the Company may cancel, modify, rescind, suspend, withhold or otherwise limit or restrict this Award for a period of twelve (12) months.

e.

For the avoidance of doubt: (a) all other cancellation, rescission and clawback provisions of the Amended Plan will apply to all Awards if after your employment relationship has ended with the Company but during the clawback period you engage in any Detrimental Activity described in Section 13(a) (excluding Section 13(a)(i)) of the Amended Plan; and (b) the cancellation, rescission and clawback provisions of the Amended Plan will apply to all Awards if during your employment with the Company you engage in any Detrimental Activity, including competitive activities, described in Section 13(a) of the Amended Plan.

5.	GOVERNING LAW, EXPENSES, ADMINISTRATION

This Long-Term Cash Award Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of law rules. You agree that any action or proceeding with respect to your Long-Term Cash Award Agreement shall be brought exclusively in the state and federal courts sitting in New York County or Westchester County, New York. You agree to the personal jurisdiction thereof, and irrevocably waive any objection to the venue of such action, including any objection that the action has been brought in an inconvenient forum.

If any court of competent jurisdiction finds any provision of your Long-Term Cash Award Agreement, or portion thereof, to be unenforceable, that provision shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of your Long-Term Cash Award Agreement shall continue in full force and effect.

If you or the Company brings an action to enforce your Long-Term Cash Award Agreement and the Company prevails, you will pay all costs and expenses incurred by the Company in connection with that action and in connection with collection, including reasonable attorneys’ fees.

6.	DATA PRIVACY AND ELECTRONIC DELIVERY

By accepting this Award, you agree that data, including your personal data, necessary to administer this Award may be exchanged among the Company as necessary, and with any vendor engaged by the Company to administer this Award, subject to and for purposes of implementing this Long-Term Cash Award Agreement; you also consent to receiving information and materials in connection with this Award or any subsequent awards under Kyndryl’s long-term performance plans, including without limitation any prospectuses and plan documents, by any means of electronic delivery available now and/or in the future (including without limitation by e-mail, by vendor Website access and/or by facsimile), such consent to remain in effect unless and until revoked in writing by you.

a.

By participating in the Amended Plan or accepting any rights granted under it, you consent to and authorize the collection, processing and transfer by the Company of personal data relating to you by the Company for the purposes of fulfilling its obligations and exercising its rights under the Amended Plan, statements and communications relating to the Amended Plan and generally administering and managing the Amended Plan, including keeping records of analysis of and reporting on participation levels and other information about the Amended Plan from time to time. Any such processing shall be in accordance with the purposes and provisions of this data privacy provision. Such consent will remain in effect unless and until revoked in writing by you.

This includes the following categories of data (“Data”):

i.	Data already held in the Company’s records for you such as your name and address, employee number, payroll number (if applicable), service dates and whether you work full-time or part-time;

ii.	Data collected upon you accepting the rights granted under Plan (if applicable); and
iii.

Data subsequently collected by the Company in relation to your continued participation in the Amended Plan, for example, data about cash payments offered or received, purchased or sold under the Amended Plan from time to time and other appropriate financial and other data about you and your participation in the Amended Plan (e.g., the date on which Cash Awards were granted, your termination of employment and the reasons of termination of employment or retirement).

b.

You expressly consent to the transfer of personal data about you as described in paragraph (a) above by the Company. Data may be transferred not only within the country in which you are based from time to time or within the EU or the European Economic Area (“EEA”), but also worldwide, to other employees and officers of the Company and to the following third parties for the purposes described in paragraph (a) above:

i.	Plan administrators, auditors, brokers, suppliers, agents and contractors of, and third party service providers, vendor Website Access and/or facsimile to, the Company;
ii.	Regulators, tax authorities, stock or security exchanges and other supervisory, regulatory, governmental or public bodies as required by law or otherwise deemed necessary by the Company;
iii.	Other third parties to whom the Company may need to communicate/transfer the data in connection with the administration of the Amended Plan, under a duty of confidentiality to the Company;
iv.	Your family members, heirs, legatees and others associated with you in connection with the Amended Plan; and
v.	Any vendor engaged by the Company to administer this Award

The Company has internal policies to ensure an equivalent level of protection is in place across the Company’s worldwide organization.

You have the right to be informed whether the Company holds personal data about you and, to the extent the Company does so, to have access to those personal data at no charge and require the Company to correct the data if it is inaccurate and to request the erasure, request the restriction of processing or object to the processing and withdraw your consent. You are entitled to all the other rights provided by application data privacy law, including those detailed in any applicable documentation or guidelines provided to you by the Company in the past. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Amended Plan (and may result in the forfeiture of unvested Awards).

You agree that data, including your personal data, necessary to administer this Award may be exchanged among the Company as necessary (including transferring such data out of the country of origin both in and out of the EEA), and with any vendor engaged by the Company to administer this Award.

7.	TERMINATION OF EMPLOYMENT, INCLUDING DEATH, DISABILITY AND LEAVE OF ABSENCE
A.	Termination of Employment and Continued Vesting

In the event you cease to be an employee (other than on account of death or disability as described in Section 12 of the Amended Plan) prior to the Vesting Date(s) set forth in this Long-Term Cash Award Agreement, all then unvested Cash Awards shall be canceled and forfeited, with no further amount payable thereunder.

However, under the Executive Severance Plan and Executive Retirement Policy, if your employment terminates after you have attained age fifty-five (55) and completed at least ten (10) years of service with the Company you may be eligible for continued cash award vesting upon your retirement from the Company. Note: You must have completed one (1) year of active service with the Company measured from the Cash Award date of grant for such Cash Awards to be eligible for continued vesting under this Section 7(A). Under its current terms, you are eligible to continue to vest in your eligible outstanding Long-Term Cash Awards under the Amended Plan following your termination of employment with the Company if you meet all of the following requirements:

•

You terminate employment with the Company after reaching age fifty-five (55) and completing ten (10) years of service with the Company (including, for this purpose, service with IBM for individuals whose employment was transferred from IBM to the Company in connection with the Spin-Off);

•

You provide at least six (6) months’ written notice of your retirement to the HRVP for your business unit (which period may be waived or shortened if acknowledged in writing by the plan administrator for the Executive Severance Plan);

•	You do not voluntarily terminate employment prior to the agreed upon retirement date;
•	Your employment is not terminated for Cause; and

You sign and do not revoke a retirement agreement and general release that will include, among other things, a release of any and all claims that you may have against the Company and any of its employees, directors, or agents; confidentiality and trade secret commitments; a non-solicitation of Company employees for two (2) years, and, except to the extent waived by the Company for retirees outside the United States or where such waiver is required by local law for retirees in the United States (in writing by the plan administrator for the Executive Severance Plan and Executive Retirement Policy), a two-year non-competition commitment and a two-year non-solicitation of Company clients.

B.	Death or Disability

Upon your death all Cash Awards covered under this Long-Term Cash Award Agreement shall vest immediately and your Vesting Date shall be your date of death. If you are disabled as described in Section 12 of the Amended Plan, your Cash Awards shall continue to vest according to the terms of your Award.

C.	Leave of Absence

In the event of a management approved leave of absence, any unvested Cash Awards shall continue to vest as if you were an active employee of the Company, subject to the terms of this Long-Term Cash Award Agreement. If you return to active status, your unvested Cash Awards will continue to vest according to the terms of your Award.

D.	Prior IBM Service

If you were transferred to the Company in connection with the Spin-Off you will have your prior service with International Business Machines Corporation (IBM) (as reflected in the Company’s records as of the Spin-Off) counted as if it were service with the Company for purposes of determining years of service under your Award.

8.	COUNTRY-SPECIFIC TERMS AND CONDITIONS
A.	Argentina

English Language Consent

You confirm that you have read and understood the terms and conditions of the Amended Plan and this Long-Term Cash Award Agreement, which were provided in English. You accept and consent to the terms of the documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, being drawn up in English.

B.	Canada

Nature of Grant

Notwithstanding any provision of this Long-Term Cash Award Agreement to the contrary, in the event your employment is terminated (whether or not later found to be invalid or unlawful for any reason, including for breaching either applicable employment laws or your employment agreement, if any) your right to vest in the Cash Awards under the Amended Plan, if any, will terminate effective on the earliest of: (a) the date that your employment with the Company is terminated; and (b) the date that you receive notice of termination of your employment with the Company, regardless of any notice period, period of pay in lieu of such notice or related payments or damages provided or required to be provided under applicable employment law in the jurisdiction where you are employed or the terms of your employment agreement, if any. You will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which your right to vest terminates, nor will you be entitled to any compensation for lost vesting. Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, your right to vest in the Cash Awards under the Amended Plan, if any, will terminate effective as of the last day of your minimum statutory notice period, but you will not earn or be entitled to any compensation for lost vesting. This does not affect your eligibility for continued vesting under Section 7.

The following terms and conditions apply if you reside in Quebec:

The parties acknowledge that it is their express wish that this Long-Term Cash Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

C.	Denmark

The following non-solicitation clause will replace the above-non-solicitation provision for individuals with the home country of Denmark:

In consideration of your Cash Award, you agree that during your employment with the Company, you will not directly or indirectly, solicit, for competitive business purposes, any customer of the Company. By accepting your Award, you acknowledge that the Company would suffer irreparable harm if you fail to comply with the foregoing, and that the Company would be entitled to any appropriate relief, including money damages, equitable relief and attorneys’ fees.

D.	France

English Language Consent

In addition to the English language provisions below, by accepting the grant of Cash Awards, you confirm having read and understood the Amended Plan and this Long-Term Cash Award Agreement which were provided in English. You accept the terms and conditions of those documents accordingly.

E.	Mexico

Labor Law Acknowledgement and Policy Statement

By accepting the Cash Awards, you acknowledge that the Company, is solely responsible for the administration of the Amended Plan. You further acknowledge that your participation in the Amended Plan, the grant of Cash Awards under the Amended Plan does not constitute an employment relationship between you and the Company because you are participating in the Amended Plan on a wholly commercial basis. Based on the foregoing, you expressly acknowledge that the Amended Plan and the benefits that you may derive from participation in the Amended Plan do not establish any rights between you and the Company, and do not form part of the employment conditions and or benefits provided by the Company, and any modification of the Amended Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.

You further understand that your participation in the Amended Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue your participation at any time without any liability to you.

Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Amended Plan or the benefits derived under the Amended Plan, and you therefore grant a full and broad release to the Company, branches, representative offices, shareholders, directors, officers, employees, agents, or legal representatives with respect to any claim that may arise.

F.	Portugal

English Language Consent

You hereby expressly declare that you have full knowledge of the English language and have read, understood and fully accepted and agreed with the terms and conditions established in the Amended Plan and this Long-Term Cash Award Agreement.

G.	Spain

Labor Law Acknowledgment

This provision supplements the acknowledgements contained in Section 2 of this Long-Term Cash Award Agreement:

In accepting the grant of Cash Awards, you consent to participation in the Amended Plan and acknowledge that you have received a copy of the Amended Plan.

You understand that the Company has unilaterally, gratuitously and in its own discretion decided to grant under the Amended Plan to certain individuals who may be employees of the Company. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company, other than as set forth in this Long-Term Cash Award Agreement. Consequently, you understand that the Cash Awards are granted on the assumption and condition that they are not a part of any employment contract (with the Company) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. Further, you understand that the Cash Awards would not be granted to you but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken, or should any of the conditions not be met for any reason, any grant of or right to the Cash Awards shall be null and void.

H.	United Kingdom

Responsibility for Tax-Related Items

Without limitation to Section 11 of this Long-Term Cash Award Agreement, you hereby agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or by Fidelity (or any other tax authority or any other relevant authority). You also hereby agree to indemnify and keep indemnified the Company against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on your behalf to Fidelity (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Securities Exchange Act of 1934), the terms of the immediately foregoing provision will not apply.

I.	United States

Trade Secrets

Nothing in the Amended Plan, prospectus, or this Long-Term Cash Award Agreement affects your rights, immunities, or obligations under any federal, state, or local law, including under the Defend Trade Secrets Act of 2016 (DTSA), as described in Company policies, or prohibits you from reporting possible violations of law or regulation to a government agency, as protected by law. In accordance with the DTSA, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if the disclosure (i) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose trade secrets to your attorney and use the trade secret information in such court proceeding, provided that you (i) file any document containing the trade secret under seal, and (ii) do not disclose the trade secret, except pursuant to court order.

You acknowledge that you have been advised by the Company to consult with counsel of your choosing concerning the contents of this Long-Term Cash Agreement.

Cancellation, Rescission, and Clawback

For the avoidance of doubt, unless further prohibited by law, the cancellation, rescission and clawback provisions of the Amended Plan will apply if you engage in (1) any Detrimental Activity as described in Section 13(a) of the Amended Plan prior to your employment relationship ending with the Company or (2) any Detrimental Activity described in Section 13(a) of the Amended Plan other than engaging in competitive activities after your employment relationship has ended with the Company, as described in Section 13(a)(i) of the Amended Plan.

The cancellation, rescission and clawback provisions of the Amended Plan that apply if you engage in Detrimental Activity, as described in Section 13(a)(i) of the Amended Plan during your employment with the Company, constitute “non-competition restrictions” which may affect your ability to obtain future employment. The cancellation, rescission and clawback provisions of the Amended Plan that apply if you engage in Detrimental Activity, as described in Section 13(a)(vi) of the Amended Plan during or after your employment with the Company, as well as the restrictions in Section 3 of this Long-Term Cash Agreement, constitute “non-solicitation restrictions.” By accepting this award, you acknowledge that this Long-Term Cash Award Agreement specifies valuable, mutually agreed, independent consideration (in the form of long-term cash awards) for the non-competition and non-solicitation restrictions contained in this Long-Term Cash Award Agreement, and that the non-solicitation restrictions referenced in this Long-Term Cash Award Agreement are supported by valuable, mutually-agreed, independent consideration to which you are not otherwise entitled.

If you reside in or work from an office in Colorado, District of Columbia, or Illinois, you may consider this Long-Term Cash Award Agreement for up to fourteen (14) days prior to signing it. If you reside in or work from an office in Massachusetts, this Long-Term Cash Award Agreement will take effect no sooner than ten (10) business days after if it is signed by both you and the Company.

Nothing in this Section 8 is intended to supersede or modify the New York choice-of-law provision in Section 5 of this Long-Term Cash Award Agreement, except with respect to the enforceability of the noncompetition and non-solicitation restrictions, and then only to the extent you work in a state with a statute that provides solely for the law of that particular state to apply, and have worked in that state in the thirty (30) days prior to your execution of this Long-Term Cash Award Agreement.

9.	PAYMENT OF CASH AWARD

Subject to Sections 12 and 13 of the Amended Plan and Section 7 of this Equity Award Agreement upon the Vesting date, but in all events no later than 2 ½ months following the year in which your Cash Award vests, the Company shall make a lump sum cash payment, and will equal the vested portion of the Cash Award subject to the terms and conditions of the Amended Plan and this Long-Term Cash Award Agreement.

Subject to Section 16 of the Amended Plan, payments under this Long-Term Cash Award Agreement are intended to be exempt from the application of Section 409A of the Code as a short-term deferral and all provisions of this Long-Term Cash Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made under the Amended Plan is designated as a separate payment.

10.	NOTICES

Any notice to be given under this Long-Term Cash Award Agreement shall be addressed to the Company in care of its Chief Human Resources Officer at:

Kyndryl, Inc.

1 Vanderbilt Avenue, 15th Floor

New York, NY 10017

USA

Attn: Chief Human Resources Officer

(or, if different, the then-current principal business address of the duly appointed Chief Human Resources Officer of the Company) and to you at the address appearing in the Company’s records for you or to either party at such other address as either party may hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11.	TAX WITHHOLDING
a.

Regardless of any action the Company takes with respect to any and all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, fringe benefit, payment on account or other tax-related withholding that in the opinion of the Company is required by law (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Cash Awards, and (ii) will make every attempt to but does not commit to structure the terms of the grant of any aspect of the Cash Awards to reduce or eliminate your liability for Tax-Related Items.

b.

You agree to pay to the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of your participation in the Amended Plan that cannot be satisfied by the means previously described. The Company may delay cash payment until such time arrangements have been made to ensure the remittance of all taxes due from you in connection with Tax-Related Items if you fail to comply with such Tax-Related Items.

Regardless of any taxes that are withheld, you are solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of your Cash Award, including any taxes and penalties under Section 409A of the Code, and the Company has no obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

12.	CASH AWARDS SUBJECT TO THE PLAN

By entering into this Long-Term Cash Award Agreement, you agree and acknowledge that you have received and read a copy of the Amended Plan. All Cash Awards are subject to the Amended Plan. In the event of a conflict between any term or condition contained herein and a term or provision of the Amended Plan, the applicable terms and conditions of the Amended Plan will govern and prevail.

13.	AMENDMENTS

The rights and obligations under this Long-Term Cash Award Agreement and their enforceability are subject to local tax and foreign exchange laws and regulations and, in this sense, the terms and conditions herein may be amended by the sole discretion of the Committee in order to comply with any such laws and regulations.

14.	SIGNATURE IN COUNTERPARTS

To the extent that this Long-Term Cash Award Agreement is manually signed, instead of electronically accepted by you (if permitted by the Company), it may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

15.	ENGLISH LANGUAGE

If you are a resident in a country where English is not an official language, you acknowledge and agree that it is your express intent that this Long-Term Cash Award Agreement, the Amended Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the grant of Cash Awards, be drawn up in English. You acknowledge that if you have received this Long-Term Cash Award Agreement, the Amended Plan or any other document related to the Cash Awards translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

16.	SECTION 409A – DISABILITY, DEFERRAL ELECTIONS

If you reside in the United States and are subject to income taxation on the income resulting from this Long-Term Cash Award Agreement under the laws of the United States, and the foregoing provisions of this Long-Term Cash Award Agreement would result in adverse tax consequences to you, as determined by the Company, under Section 409A of the Code, then the following provisions shall apply and supersede the foregoing provisions:

a.	“Disability” shall mean a disability within the meaning of Section 409A(a)(2)(C) of the Code.
b.

Deferral elections made by United States taxpayers are subject to Section 409A of the Code. The Company will use commercially reasonable efforts to not permit Cash Awards to be deferred, accelerated, released, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code. In the event that it is reasonably determined by the Company that, as a result of Section 409A of the Code, payments granted pursuant to this Long-Term Cash Award Agreement may not be made at the time contemplated by the terms of the Cash Award, as the case may be, without causing you to be subject to taxation under Section 409A of the Code, the Company will make such as soon as practicable on or following the first date that would not result in you incurring any tax liability under Section 409A of the Code, and in any event, no later than the last day of the calendar year in which such first date occurs or two and half months following the first date in which the first date occurs.

c.

If you are a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), payments subject to Section 409A of the Code that are linked to the date of your separation from service shall not be made prior to the date which is six (6) months following the date of your separation from service from the Company, determined in accordance with Section 409A of the Code and the regulations promulgated thereunder.

d.

The Company shall use commercially reasonable efforts to avoid subjecting you to any additional taxation under Section 409A of the Code as described herein; provided that neither the Company nor any of its employees, agents, directors or representatives shall have any liability to you with respect to Section 409A of the Code.

17.	REPATRIATION; COMPLIANCE WITH LAW

If you are resident or employed outside the United States, you agree to repatriate all payments attributable to the Cash Awards acquired under the Amended Plan in accordance with applicable currency conversion rules and regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company, as may be required to allow the Company to comply with local laws, rules and/or regulations in your country of residence (and country of employment, if different). Further, you agree to take any and all actions as may be required to comply with your personal obligations under local laws, rules and/or regulations in your country of residence (and country of employment, if different).

18.	INSIDER TRADING / MARKET ABUSE LAWS

By participating in the Amended Plan, you agree to comply with the Company’s Insider Trading Policy (Securities Trading Policy). You further acknowledge that you may be subject to local insider trading and/or market abuse laws and regulations that are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your personal responsibility to comply with any applicable restrictions, and that you should consult your personal advisor on this matter.

19.	WAIVER

No waiver of any breach or condition of this Long-Term Cash Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

20.	ENTIRE AGREEMENT

This Long-Term Cash Award Agreement, including the Amended Plan, contains the entire agreement between the parties with respect to the subject matter therein and supersedes all prior oral and written agreement between the parties pertaining to such matters. You acknowledge and agree that this Long-Term Cash Award Agreement, including the Amended Plan, and all prior Cash Awards between the Company, on the one hand, and you, on the other, are separate from, and shall not be modified or superseded in any way by any other agreements, including employment agreements, entered into between you and the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Long-Term Cash Award Agreement effective as of the Date of Grant set forth in this Long-Term Cash Award Agreement.

KYNDRYL HOLDINGS, INC.

By:

/s/ Maryjo Charbonnier
Maryjo Charbonnier
Chief Human Resources Officer

[IF NOT ELECTRONICALLY ACCEPTED]

PARTICIPANT

Signature

Print Name

Date

Employee ID